As filed with the Securities and Exchange Commission on July 6, 2016

Registration No. 333-204427

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

Registration Statement

under

The Securities Act of 1933

Cablevision Systems Corporation

(Exact name of registrant as specified in its charter)

Delaware	1111 Stewart Avenue Bethpage, New York 11714	11-3415180
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. employer identification no.)

CABLEVISION SYSTEMS CORPORATION 2015 EMPLOYEE STOCK PLAN

(Full title of the plan)

Craig Rosenthal

Senior Vice President, Legal — Corporate & Employment

Cablevision Systems Corporation

1111 Stewart Avenue

Bethpage, New York 11714

(Name and address of agent for service)

(516) 803-2300

(Telephone number, including area code, of agent for service)

With a copy to:

Craig E. Marcus

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by Cablevision Systems Corporation, a Delaware corporation (“Cablevision”), removes from registration all shares of Cablevision NY Group Class A common stock, par value $0.01 per share (“Common Stock”), registered under the Registration Statement on Form S-8 (Registration Number 333-204427) filed by Cablevision on May 22, 2015 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 25,000,000 shares of Common Stock relating to the Cablevision Systems Corporation 2015 Employee Stock Plan.

On June 21, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 16, 2015, by and among Cablevision, Altice N.V., a Dutch public company with limited liability (naamloze vennootschap) (“Altice”), and Neptune Merger Sub Corp., a Delaware corporation and subsidiary of Altice (“Merger Sub”), Merger Sub merged with and into Cablevision, with Cablevision surviving the merger (the “Merger”).

The Merger became effective on June 21, 2016 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

On June 21, 2016, at the Effective Time, each outstanding share of Common Stock and Cablevision NY Group Class B common stock (other than shares owned by Cablevision, Altice or any of their respective wholly-owned subsidiaries, in each case not held on behalf of third parties in a fiduciary capacity) was converted into the right to receive $34.90 in cash, without interest.

As a result of the Merger, Cablevision has terminated all offerings of the Common Stock pursuant to the Registration Statement. Cablevision hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, State of New York, on July 6, 2016.

CABLEVISION SYSTEMS CORPORATION

By:	/s/ Charles Stewart
Charles Stewart
Vice President, Treasurer & Chief Financial Officer

Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on July 6, 2016 in the capacities indicated.

SIGNATURE	TITLE

/s/ Dexter Goei	Director, President and Chief Executive Officer
Dexter Goei	(Principal Executive Officer)

/s/ Charles Stewart	Director, Vice President, Treasurer and Chief Financial Officer
Charles Stewart	(Principal Financial and Accounting Officer)

/s/ Lisa Rosenblum	Director
Lisa Rosenblum

/s/ Abdelhakim Boubazine	Director
Abdelhakim Boubazine